                                                                                                                             Exhibit 99

From:                      TROPICAL SPORTSWEAR INT'L CORPORATION
                           4902 West Waters Avenue, Tampa, FL 33634
                           Nasdaq National Market, Symbol: TSIC

Media Contact:             Hannah Arnold (212) 575-4545
                           Linden Alschuler & Kaplan, Inc.

Investor Contact:          Robin Cohan, Chief Financial Officer & Treasurer
                           Tropical Sportswear Int'l Corporation (813) 249-4900

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                                                                                                                  For Immediate Release

TROPICAL SPORTSWEAR INT'L RETAINS BROKER TO MARKET SALE OF TAMPA CUTTING FACILITY;
ANNOUNCES DIVISION MANAGEMENT CHANGES

         TAMPA,  Florida,  July 16, 2004  Tropical  Sportswear  Int'l  Corporation  ("TSI")  (Nasdaq:TSIC),  a designer and marketer of high-quality  branded and retailer  private  branded  apparel,  announced it has retained NAI Krauss  Organization,  a commercial  real estate services company, to market the sale of its 110,000 sq. ft. cutting facility at 4924 West Waters Street in Tampa, Florida.

         The planned sale is part of TSI's ongoing strategy,  which includes  transitioning  from a manufacturing to a marketing-driven business model. As previously  announced,  the Company has transferred  all cutting  operations to offshore  contractors.  The net book value of the Tampa  facility is  approximately  $3.7 million and TSI expects to record a gain on the sale.  Net proceeds  from the sale will be used to repay borrowings under the Company's revolving credit line.

         "Since launching our  restructuring  effort earlier this year, TSI has embarked on a series of strategic asset sales that have increased our liquidity and improved our financial  position," said Richard Domino,  President of TSI. "We also have taken  significant steps  towards  repositioning  the  company in a way that  allows us to  leverage  our  expertise,  become  more  competitive  and most importantly, provide greater value to our customers."

         TSI also announced that John T. Berg Jr. has resigned as Senior Vice President,  General Manager of TSI's branded  division to pursue  personal  interests.  Richard Domino will serve as interim  General  Manager of the branded  division while the Company seeks a permanent division head with substantial brand management experience.

         TSI is a designer and marketer of high-quality  branded and retailer  private branded apparel  products that are sold to major retailers in all levels and channels of  distribution.  Primary  product lines feature casual and  dress-casual  pants,  shorts,  denim jeans,  and woven and knit shirts.  Major owned brands  include  Savane(R),  Farah(R),  Flyers(TM),  The Original Khaki Co.(R), Bay  to
Bay(R), Two Pepper(R), Royal Palm(R),  Banana Joe(R),  and Authentic  Chino  Casuals(R).  Licensed  brands include Bill Blass(R)and Van
Heusen(R).  Retailer national  private brands that we produce include  Puritan(R),  George(TM),  Member's Mark(R),  Sonoma(R),  Croft &
Barrow(R), St. John's Bay(R), Roundtree & Yorke(R), Geoffrey Beene(R), Izod(R), and White Stag(R).TSI distinguishes itself by providing major retailers with comprehensive brand management programs and uses advanced  technology to provide  retailers with customer, product and market  analyses,  apparel design, and merchandising consulting and inventory forecasting with a focus on return on investment.

         This press  release  contains  forward-looking  statements,  which are  subject  to the safe  harbor  created  by the  Private
Securities  Litigation  Reform Act of 1995.  Management  cautions that these statements  represent  projections and estimates of future performance and involve certain risks and  uncertainties.  The Company's actual results could differ  materially from those anticipated in these  forward-looking  statements as a result of factors including,  without limitation,  potential negative effects resulting from reorganization  of the Company into  strategic  business  units;  potential  negative  effects from  changes in  management;  potential negative effects resulting from fluctuating  inventory levels;  potential  negative effects resulting from the sale of excess inventory at reduced prices;  potential  negative  effects from the termination of the Victorinox(R)license  agreement and the transition of this business to Swiss Army Brands,  Inc.;  restrictions and limitations  placed on us by our debt instruments;  inability to meet operating plans to assure  compliance with loan agreement  covenants;  inability to achieve greater  availability or reduced interest costs under the new loan  agreement;  inability to achieve minimum  availability  levels;  potential  negative  effects of loan agreement  covenant violations,  should any occur;  expectations  and beliefs with respect to the  turnaround  efforts that may not be achieved;  potential negative effects  resulting from the shareholder  claims against the Company;  potential  negative effects from reducing  personnel and not realizing the estimated  savings;  potential  negative  effects from  transitioning  the Company's  cutting  operations from Tampa,
Florida to  contractors  in the Dominican  Republic and Honduras;  potential  negative  effects from the sale of the cutting  facility;
expectations and beliefs with respect to brand strategy, research,  repositioning, and creative development for the Savane(R)brand that may not be achieved;  potential negative effects from general economic conditions,  including but not necessarily limited to, recession or other  cyclical  effects  impacting  our  customers  in the US or abroad,  changes in  interest  rates or currency  exchange  rates;
potential changes in demand in the retail market;  reduction in the level of the consumer  spending;  the availability and price of raw materials and global  manufacturing costs and restrictions;  increases in costs; the continued acceptance of the Company's existing and new products by its major customers;  the financial  strength of the Company's major customers;  the ability of the Company to continue to use and the Company's  existing and  prospective  customer's  continued  acceptance of certain  licensed  trademarks and tradenames, including  Bill Blass(R),  and Van Heusen(R);  business  disruptions and costs arising from acts of terrorism  or  military  activities around the globe;  and other risk factors listed from time to time in the Company's  reports (including its Annual Report on Form 10-K)
filed with the U.S. Securities and Exchange Commission. In addition, the estimated  financial results for any period do not necessarily indicate the results that may be expected for any future period, and the Company assumes no obligation to update them.

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